EXHIBIT 24


                               POWER OF ATTORNEY

              The undersigned, being a director of Standex
         International Corporation ("Standex"), hereby constitutes Edward J. Trainor and Thomas H. DeWitt, and each of them singly, my true and lawful attorney with full power to them, and each of them singly, to sign for me and in my name in my capacity as a director of Standex, the Annual Report of Standex on Form 10-K for the fiscal year ended June 30, 1996 and any and all amendments thereto and generally to do such things in my name and behalf to enable Standex to comply with the requirements of the Securities and Exchange Commission relating to Form 10-K.

              Witness my signature as of the 16th day of September, 1996.

                                       /s/H. Nicholas Muller, III Ph.D.
                                       ________________________________
                                       H. Nicholas Muller, III Ph.D.